SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                       (AMENDMENT NO. . . . . . . . . )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:


[ ]  Preliminary Proxy Statement



[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))



[X]  Definitive Proxy Statement



[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to (section) 240.14a-11(c) or (section) 240.14a-12

                     Cornerstone Realty Income Trust, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.


[ ] $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.



[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1) Title of each class of securities to which transaction applies:

      --------------------------------------------------
   2) Aggregate number of securities to which transaction applies:

      --------------------------------------------------
   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      --------------------------------------------------
   4) Proposed maximum aggregate value of transaction:

      --------------------------------------------------
   5) Total fee paid:

      --------------------------------------------------
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any  part of  the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
                              --------------------------------------------------

     2) Form, Schedule or Registration Statement No.:
                                                     ---------------------------
     3) Filing Party:
                    ------------------------------------------------------------
     4) Date Filed:
                    ------------------------------------------------------------

                      CORNERSTONE REALTY INCOME TRUST, INC.
                              306 EAST MAIN STREET
                               RICHMOND, VA 23219

Dear Shareholder:

         You are cordially invited to attend the Annual Meeting of Shareholders of Cornerstone Realty Income Trust, Inc. (the "Company"), which will be held at 2 p.m. on Tuesday, May 5, 1998 at The Cornerstone, 107 West Broad Street, Richmond, Virginia 23219.

         At the Annual Meeting, you will be asked to consider and vote on (i) the election of two director, each to serve for an ensuing three-year term, (ii) an amendment to the Company's non-employee directors stock option plan, and
(iii) a number of proposals to amend the Company's Amended and Restated Articles of Incorporation and the Company's Bylaws to provide the Company needed additional flexibility in its corporate planning, financing of additional growth and investment options. These Proposals are designed to benefit the Company and its shareholders by permitting the Company to better respond to developments in the Company's business. Information on each of these proposals can be found in the accompanying Proxy Statement. I urge you to review carefully the Proxy Statement.

         THE BOARD OF DIRECTORS OF THE COMPANY, AFTER CAREFUL CONSIDERATION, DETERMINED THAT ALL OF THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT ARE IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS. ACCORDINGLY, THE BOARD STRONGLY RECOMMENDS THAT YOU VOTE IN FAVOR OF ALL OF THE PROPOSALS AT THE ANNUAL MEETING.

         I hope you will attend the Annual Meeting. However, whether or not you plan to attend, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE. YOU WILL SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD. If you are present at the meeting you may, if you wish, withdraw your proxy.

                                                     Sincerely,

                                                     Glade M. Knight
                                                     President

Richmond, Virginia
April 3, 1998

                     CORNERSTONE REALTY INCOME TRUST, INC.

                                 APRIL 3, 1998



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                      TO BE HELD ON TUESDAY, MAY 5, 1998



     The Annual Meeting of Shareholders of Cornerstone Realty Income Trust, Inc. (the "Company") will be held at The Cornerstone, 107 West Broad Street, Richmond, Virginia 23219, on Tuesday, May 5, 1998 at 2 p.m. for the following purposes:


     1. To elect two (2) directors, each to serve for an ensuing three-year term.

     2. To consider and vote on an amendment to the Company's Amended and Restated Articles of Incorporation that would increase the number of the Company's authorized common shares from 50 million to 100 million common shares.

     3. To consider and vote on amendments to the Company's Amended and Restated Articles of Incorporation that would authorize a new class of 25 million preferred shares, issuable in series the characteristics of which may be fixed by the Board of Directors.



     4. To consider and vote on an amendment to the Company's existing 1992 Non-Employee Directors Stock Option Plan for non-employee directors that would extend for one additional year the automatic grants of stock options to non-employee directors.

     5. To consider and vote on an amendment to the Company's Bylaws that would permit the Company under certain circumstances to invest in the equity securities of a non-governmental issuer for a period in excess of 18 months.

     6. To consider and vote on an amendment to the Company's Bylaws that would permit the Company to issue securities that are redeemable.

     7. To transact such other business as may properly come before the meeting.

     The holders of common shares of record at the close of business on March 23, 1998 are entitled to vote at the meeting. If you are present at the meeting, you may vote in person even though you have previously delivered your proxy.

     The proxy card with which to vote your shares is located in the window pocket of the envelope in which these proxy materials were mailed. If necessary, an additional proxy card may be obtained by calling David S. McKenney, Vice President of Investor Services, at (804) 643-1761.

                                        By Order of the Board of Directors

                                        Stanley J. Olander, Jr.
                                        Secretary

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                     CORNERSTONE REALTY INCOME TRUST, INC.
                                PROXY STATEMENT
                                 APRIL 3, 1998

GENERAL



     The enclosed proxy is solicited by the directors of Cornerstone Realty Income Trust, Inc. (the "Company") for the Annual Meeting of Shareholders to be held at The Cornerstone, 107 West Broad Street, Richmond, Virginia 23219, on Tuesday, May 5, 1998 at 2 p.m. (the "Annual Meeting"). The proxy may be revoked at any time prior to voting thereof by giving written notice to the Company of intention to revoke or by conduct inconsistent with continued effectiveness of the proxy, such as delivery of a later dated proxy or appearance at the meeting and voting in person the shares to which the proxy relates. Shares represented by executed proxies will be voted, unless a different specification is made therein, FOR election as directors of the persons named therein, for APPROVAL of the amendment of the Amended and Restated Articles of Incorporation increasing the number of authorized common shares, for APPROVAL of the amendment of the Amended and Restated Articles of Incorporation authorizing a new class of preferred shares, for APPROVAL of the amendment to the Company's existing 1992 Non-Employee Directors Stock Option Plan to extend for one additional year the automatic grants of stock options to non-employee directors, for APPROVAL of the amendment of the Bylaws to permit the Company under certain circumstances to invest in the equity securities of a non-governmental issuer for a period in excess of 18 months, and for APPROVAL of the amendment of the Bylaws to permit the Company to issue securities that are redeemable, all as described herein.

     This proxy statement and the enclosed proxy were mailed on April 4, 1998 to shareholders of record at the close of business on March 23, 1998 (the "Record Date"). In conjunction therewith, the Company mailed to each shareholder of record as of the Record Date an Annual Report that includes audited consolidated financial statements for the year ended December 31, 1997.

     At the close of business on the Record Date, the Company had 35,750,752 common shares ("Common Shares") outstanding and entitled to vote. Each Common Share has one vote on all matters including those to be acted upon at the Annual Meeting. The holders of a majority of such Common Shares present at the Annual Meeting in person or represented by proxies constitute a quorum. If a quorum is present, the two candidates receiving the greatest number of affirmative votes of Common Shares represented and voting at the Annual Meeting will be elected directors of the Company for the two positions being voted upon even though the candidates do not receive a majority of the votes cast, the affirmative vote of Common Shares exceeding the opposing vote represented and voting at the Annual Meeting is required for approval of the amendment to the Company's existing 1992 Non-Employee Directors Stock Option Plan, the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company is required for approval of the amendments to the Amended and Restated Articles of Incorporation of the Company, and the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company is required for approval of the amendments to the Bylaws of the Company. Shareholders who wish to abstain from voting on any matter to be voted on at the Annual Meeting may do so by specifying that their vote on such matter be withheld in the manner provided in the enclosed proxy, and the Common Shares otherwise votable by such shareholders will not be included in determining the number of Common Shares voted on such matter. The Company will comply with instructions in a proxy executed by a broker or other nominee shareholder that fewer than all of the Common Shares of which such shareholder is the holder of record on the Record Date are to be voted on a particular matter. All such Common Shares which are not voted will be treated as Common Shares as to which vote has been withheld.

     The mailing address of the Company is 306 East Main Street, Richmond, Virginia 23219. Notice of revocation of proxies should be sent to that address, to the attention of David S. McKenney.

     THE COMPANY WILL PROVIDE SHAREHOLDERS, WITHOUT CHARGE (EXCEPT FOR EXHIBITS), A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THEREIN, ON WRITTEN REQUEST TO STANLEY J. OLANDER, JR., SECRETARY OF THE COMPANY, AT THE MAILING ADDRESS FOR THE COMPANY SET FORTH ABOVE.

OWNERSHIP OF EQUITY SECURITIES

     "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and is not to be construed as an admission that any of such Common Shares are in fact beneficially owned by any person. As of the Record Date, there are no shareholders known to the Company who own beneficially more than 5% of the outstanding Common Shares.

     Beneficial Ownership of Common Shares held by directors and executive officers of the Company as of the Record Date is indicated in the table below. Each person named in the table and included in the director/officer group has sole voting and investment powers as to such Common Shares, or shares such powers with his or her spouse or minor children, if any.


                                                                   NUMBER OF COMMON
                           NAME                              SHARES BENEFICIALLY OWNED(1)     PERCENT OF CLASS
---------------------------------------------------------   ------------------------------   -----------------
Glenn W. Bunting, Jr. ...................................                 19,608                       *
Leslie A. Grandis .......................................                 19,666                       *
Glade M. Knight .........................................              1,433,658                    3.98%
Penelope Ward Kyle ......................................                 19,646                       *
Stanley J. Olander, Jr. .................................                151,539                       *
Harry S. Taubenfeld .....................................                 52,601                       *
Martin Zuckerbrod .......................................                 51,613                       *
Debra A. Jones ..........................................                150,539                       *
All directors and executive officers as a group .........              1,898,870                    5.27%

----------
* Less than one percent of outstanding Common Shares.

(1) Includes Common Shares that may be acquired upon the exercise of stock options, as follows: : Messrs. Bunting and Grandis and Ms. Kyle -- 18,608 Common Shares each; Mr. Knight --67,352 Common Shares; Mr. Olander and Ms. Jones -- 36,948 Common Shares each; and Messrs. Taubenfeld and Zuckerbrod -- 38,148 Common Shares each.

ELECTION OF DIRECTORS

     NOMINEES FOR DIRECTORS. At the Annual Meeting two (2) directors of Class II are to be elected, each to hold office for an ensuing three-year term, or until his or her successor is duly elected and qualified, except in the event of death, resignation or removal. The nominees for election to the two positions on the Board of Directors to be voted upon at the Annual Meeting are Penelope W. Kyle and Harry S. Taubenfeld. If elected, Ms. Kyle and Mr. Taubenfeld will serve until the Annual Meeting of Shareholders in the year 2001.

     Of the directors whose terms do not expire in 1998, Messrs. Bunting, Grandis and Knight (the Class III directors) will serve until the 1999 Annual Meeting of Shareholders, and Messrs. Olander and Zuckerbrod (the Class I directors) will serve until the 2000 Annual Meeting of Shareholders.

     Unless otherwise specified, Common Shares represented by the proxies will be voted FOR the election of the nominees listed, except that in the event either of those named should not continue to be available for election, discretionary authority may be exercised to vote for a substitute. No circumstances are presently known that would render any nominee named herein unavailable. Each of the nominees is now a member of the Board of Directors. If a quorum is present, the two candidates receiving the greatest number of affirmative votes of Common Shares represented and voting at the Annual Meeting will be elected directors of the Company.

     The nominees, their ages, the year of election of each to the Board of Directors of the Company, their principal occupations during the past five years or more, and directorships of each in public companies in addition to the Company are as follows:

     PENELOPE W. KYLE, 50, has been the director of the Virginia Lottery since September 1, 1994. Ms. Kyle worked in various capacities for CSX Corporation and its affiliated companies from 1981 until August 1994. She served as Vice President, Administration and Finance for CSX Realty, Inc. beginning in 1991, as Vice President, Administration for CSX Realty, Inc. from 1989 to 1991, and as Assistant Vice

President and Assistant to the President for CSX Realty, Inc. from 1987 to 1989. Ms. Kyle is also a director of Apple Residential Income Trust, Inc. Ms. Kyle was first elected to the Board of the Company in 1993 and her term expires in 1998.

     HARRY S. TAUBENFELD, 68, has practiced law, and been involved in mortgage and real estate investment activities, in the firm of Zuckerbrod & Taubenfeld of Cedarhurst, New York since 1959, and has practiced law since 1956. Mr. Taubenfeld specializes in real estate and commercial law. Mr. Taubenfeld is a Trustee of the Village of Cedarhurst, New York, and a past President of the Nassau County Village Officials. Mr. Taubenfeld was first elected to the Board of the Company in 1992 and his term expires in 1998.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TWO NOMINEES.

     OTHER DIRECTORS AND OFFICERS. The following are the directors of the Company whose terms expire after 1998 and the executive officers of the Company:

     Glade M. Knight, 54, is a director, Chairman, Chief Executive Officer and President of the Company. Since 1972, Mr. Knight has held executive and/or ownership positions in several corporations involved in the management of and investment in real estate, and has served, directly or indirectly, as a general or limited partner of 71 limited partnerships owning 80 properties comprising over 13,000 apartment units. Mr. Knight is also a director, Chairman of the Board and President of Apple Residential Income Trust, Inc. Mr. Knight was first elected to the Board of the Company in 1989 and his term expires in 1999. Mr. Knight serves as Chief Executive Officer and President of the Company under an employment agreement which has a one-year term ending on August 31, 1998, and which may be extended by the Company for up to three additional one-year terms.

     Debra A. Jones, 43, is the Chief Operating Officer of the Company. From June 1991 through August 1996, Ms. Jones was employed by Cornerstone Realty Group, Inc. Through Cornerstone Realty Group, Inc., Cornerstone Management Group, Inc. and Cornerstone Advisors, Inc., which had contracts to provide management and administration services to the Company, Ms. Jones provided the same general types of services as she now provides as the Company's Chief Operating Officer. Ms. Jones has held executive positions in real estate companies organized by Mr. Knight since 1979. Ms. Jones has been the Company's Chief Operating Officer since September 1, 1996, and serves in such capacity under an employment agreement which has a five-year term ending on August 31, 2001.

     Stanley J. Olander, Jr., 43, is a director, Chief Financial Officer and Secretary of the Company. From June 1991 through August 1996, Mr. Olander was employed by Cornerstone Realty Group, Inc. Through Cornerstone Realty Group, Inc., Cornerstone Management Group, Inc. and Cornerstone Advisors, Inc., which had contracts to provide management and administration services to the Company, Mr. Olander provided the same general types of services as he now provides as the Company's Chief Financial Officer. Mr. Olander has held various executive positions in real estate companies organized by Mr. Knight since 1981. Mr. Olander was first elected to the Board of the Company in 1992 and his term expires in 2000. Mr. Olander has been the Company's Chief Financial Officer since September 1, 1996, and serves in such capacity under an employment agreement which has a five-year term ending on August 31, 2001.



     Glenn W. Bunting, Jr., 53, is a director of the Company. He has been President of American KB Properties, Inc., which develops and manages shopping centers, since 1985. He has been President of G.B. Realty Corporation, which brokers shopping centers and apartment communities, since 1980. Mr. Bunting was first elected to the Board of the Company in 1993 and his term expires in 1999.

     Leslie A. Grandis, 53, is a director of the Company. He has been a partner in the law firm of McGuire, Woods, Battle & Boothe LLP in Richmond, Virginia since 1974. Mr. Grandis concentrates his practice in the areas of corporate finance and securities law. He is a director of Markel Corporation and CSX Trade Receivables Corporation. Mr. Grandis was first elected to the Board of the Company in 1993 and his term expires in 1999.

     Martin Zuckerbrod, 67, is a director of the Company. He has practiced law, and been involved in mortgage and real estate investment activities, in the firm of Zuckerbrod & Taubenfeld of Cedarhurst, New York since 1959. He has practiced law since 1956. Mr. Zuckerbrod's areas of professional concentration are real estate and commercial law. Mr. Zuckerbrod also serves as a judge in the Village of Cedarhurst, New York. Mr. Zuckerbrod was first elected to the Board of the Company in 1992 and his term expires in 2000.

COMMITTEES OF THE BOARD

     The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee as its standing committees. The Board of Directors has no nominating committee.

     The Executive Committee has, to the extent permitted by law, all powers vested in the Board of Directors except such powers specifically denied the Committee under the Company's Bylaws or by law. Messrs. Bunting, Knight and Zuckerbrod are the members of the Executive Committee.

     The Audit Committee oversees the relationship between the Company and its independent auditors, monitors the reasonableness of Company expenses and declares distributions to shareholders. Messrs. Bunting and Grandis and Ms. Kyle are the members of the Audit Committee.

     The Compensation Committee administers the Company's incentive and stock option plans, and oversees the compensation and reimbursement of directors and officers of the Company. The members of the Compensation Committee are Mr. Grandis and Ms. Kyle.

     During 1997, the Board of Directors held six meetings and the Executive Committee held eight meetings. The Audit Committee met three times during the year and the Compensation Committee met three times. Each director attended at least 75% of the aggregate of the number of meetings of the Board and of the committees to which he or she was assigned.

COMPENSATION OF DIRECTORS

     During 1997, independent directors (all directors other than Messrs. Knight and Olander) received annual directors' fees of $10,000 payable $5,000 in cash and $5,000 in Common Shares (valued at the current market price at the time of issuance), plus $500 for each meeting of the Board and $100 for each committee meeting attended; however independent directors did not receive any compensation for attending a committee meeting if it occurred on the same day as a meeting of the entire Board of Directors. Independent directors received an additional $1,000 for serving on the Executive Committee in 1997. Non-independent directors received no compensation from the Company for their service as directors. All directors were reimbursed by the Company for their travel and other out-of-pocket expenses incurred in attending meetings of the directors or a committee and in conducting the business of the Company.



     In addition, in 1997, each independent director received an option to purchase 6,847 Common Shares, exercisable at $10.625 per Common Share. Independent directors will receive additional Common Share options in 1998 and, if the proposal to amend the Company's Non-Employee Directors Stock Option Plan is approved, in 1999.

EXECUTIVE OFFICERS

     The Company's executive officers are Glade M. Knight, Debra A. Jones and Stanley J. Olander, Jr. Information with regard to Messrs. Knight and Olander and Ms. Jones is set forth above under the caption "Election of Directors."

COMPENSATION OF EXECUTIVE OFFICERS

     GENERAL. The following table sets forth the compensation awarded during the fiscal years ended December 31, 1997, 1996 and 1995, to the Company's Chief Executive Officer and all executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively the "Named Executive

Officers") during the fiscal year ending December 31, 1997. The Company did not pay salaries to its officers for the period before September 1, 1996. During such prior period, the Company operated as an "externally-advised" and "externally-managed" real estate investment trust ("REIT"). Effective October 1, 1996, the Company converted to "self-administered" and "self-managed" status.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL COMPENSATION             LONG-TERM COMPENSATION AWARDS
                                          ------------------------------------------- ------------------------------
                                                                                                          SECURITIES
             NAME AND                                                  OTHER ANNUAL    RESTRICTED SHARE   UNDERLYING
        PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)(1)   COMPENSATION(2)     AWARDS($)(3)     OPTIONS(#)
---------------------------------- ------ ----------- ------------- ----------------- ------------------ -----------
Glade M. Knight                    1997     210,000        --              --               11,000              --
 Chairman and Chief                1996      70,000        --              --               11,000              --
 Executive Officer ............... 1995          --        --              --               11,000          80,440

Debra A. Jones                     1997     120,000        --              --                5,500              --
 Chief Operating Officer ......... 1996      40,000        --              --                5,500              --
                                   1995          --        --              --                5,500          44,310

Stanley J. Olander, Jr.            1997     120,000        --              --                5,500              --
 Chief Financial Officer ......... 1996      40,000        --              --                5,500              --
                                   1995          --        --              --                5,500          44,310

----------

(1) Bonuses may be awarded in 1998 and in future years in the discretion of the Board of Directors.

(2) The Company provides each of the Named Executive Officers with use of a Company automobile, and pays premiums for term life, disability and health insurance for the Named Executive Officers. The value of such items was less than the lesser of either $50,000 or 10% of the total salary and bonus of the Named Executive Officer in 1997.



(3) At December 31, 1997, Mr. Knight held 5,000 restricted Common Shares (with an aggregate value as of December 31, 1997 of $60,312.50) issued under the Company's Incentive Plan and each of Ms. Jones and Mr. Olander held 2,500 restricted Common Shares (each with an aggregate value as of December 31, 1997 of $30,156.25) issued under the Incentive Plan. All of these restricted Common Shares were issued on July 1, 1995 and vest in equal 1/5 portions on July 1 of each year from 1995 through 1999, inclusive. If the holder of such restricted Common Shares ceases to be either an officer or employee of the Company for any reason other than death or permanent disability, the unvested restricted Common Shares will revert to the Company. Distributions are payable on all of these restricted Common Shares, both vested and unvested. The table set forth above shows only the vested restricted Common Shares and reflects the fair market value of the vested restricted Common Shares on the date of their issuance ($11.00 per Common Share).



     The following table sets forth information with respect to the Common Share options held by the Named Executive Officers during the year ended December 31, 1997. There were no option grants to the Named Executive Officers during the year ended December 31, 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES
                                                                      UNDERLYING
                                 SHARES ACQUIRED     VALUE      UNEXERCISED OPTIONS AT     VALUE OF UNEXERCISED IN-THE-MONEY
              NAME                 ON EXERCISE     REALIZED            YEAR-END                 OPTIONS AT YEAR END ( $)
------------------------------- ----------------- ---------- ----------------------------- ----------------------------------
                                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE(1)   UNEXERCISABLE(1)
                                                             ------------- --------------- ---------------- -----------------
Glade M. Knight ...............        --            --         67,352         13,088        $ 57,655.50           --
Debra A. Jones ................        --            --         36,948          7,362        $ 31,435.13           --
Stanley J. Olander, Jr. .......        --            --         36,948          7,362        $ 31,435.13           --

----------

(1) The exercise price of 54,264 of each of the exercisable options held by Mr. Knight and the exercise price of 29,586 of the exercisable options held by Ms. Jones and Mr. Olander is $11.00 per Common Share. The exercise price of the remaining 13,088 exercisable options held by Mr. Knight and the exercise price of the remaining 7,362 exercisable options held by each of Ms. Jones and Mr. Olander is $12.13 per Common Share (the fair market value based on the closing sale price of the Common Shares on September 8, 1997). The exercise price of the unexercisable options will be the fair market value of the Common Shares on September 8, 1998.

     EMPLOYMENT AGREEMENTS. Each of Glade M. Knight, Stanley J. Olander, Jr. and Debra A. Jones has, effective September 1, 1996, entered into an employment agreement with the Company. Mr. Knight's employment agreement had a term of one year, was extended for one additional one-year term and may be extended by the Company for up to three additional one-year terms. The employment agreements with Ms. Jones and Mr. Olander have five year terms ending on August 31, 2001. Mr. Olander and Ms. Jones are obligated to devote all of their business time to the Company. Mr. Knight is not similarly restricted, although he has agreed to devote as much of his attention and energies to the business of the Company as is reasonably required in the judgment of him and the Board of Directors.

     Each employment agreement contains a limited non-compete provision. The officer agrees that during the term of his or her employment, and for a period of one year thereafter if the officer terminates his or her employment, such officer will not be employed by or affiliated with a business that competes with the Company in Virginia, North Carolina, or South Carolina, or solicit or attempt to solicit any person employed by the Company to leave such employment for employment with a competing business. Notwithstanding the foregoing, Mr. Knight will be permitted (1) to continue to act as a general partner of various real estate partnerships in which he was a general partner as of September 1, 1996, and (2) to pursue other ventures, including without limitation real estate ventures, except any such ventures that compete with the Company in Virginia, North Carolina or South Carolina.

     Each employment agreement terminates automatically upon the officer's death. The Company is obligated to pay to the decedent's personal representative an amount equal to the decedent's current annual salary in a one-time lump sum payment.

     The Company may terminate the officer's employment and the Company's obligations under the employment agreement in the event of the "disability" of the officer or for "cause," as defined in the agreement. "Disability" means inability to perform the essential functions of the position, after reasonable accommodation in accordance with the Americans with Disabilities Act, if such a disability results from a physical or mental impairment which can be expected to result in death or to continue for at least six consecutive months. In the event of termination for disability, the Company must pay the officer or his representative an amount equal to the officer's current annual salary in a one-time lump sum payment. "Cause" is defined in the employment agreement as including continued or deliberate neglect of duties, willful misconduct of the officer injurious to the Company, violation of any code or standard of ethics applicable to Company employees, active disloyalty to the Company, conviction of a felony, habitual drunkenness or drug abuse, excessive absenteeism unrelated to a disability, or breach by the officer of the employment agreement. If the Company terminates the officer for "cause," it will have no further obligation to the officer except under any applicable benefits policy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



     The Company's Compensation Committee is comprised of Leslie A. Grandis and Penelope W. Kyle. Leslie A. Grandis is also a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which serves as general counsel to the Company. The representation of the Company by McGuire, Woods, Battle & Boothe LLP is expected to continue in 1998. Ms. Kyle's husband is also a partner in McGuire, Woods, Battle & Boothe LLP.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee determines compensation arrangements for the Company's executive officers and administers the Company's Incentive Plan, pursuant to which Common Share options and restricted Common Shares may be issued to eligible officers and employees.

     The Company paid salaries to its executive officers for the calendar year 1997. The annual salary paid to Mr. Knight was $210,000, and the annual salary paid to each of Ms. Jones and Mr. Olander was $120,000. No bonuses were paid to the Company's executive officers for the calendar year 1997.

     Under the employment agreements, the Company is required to review the performance of the executive officer at the end of each fiscal year of the Company and, in its sole discretion and based on the executive officer's performance and the financial condition of the Company, may either maintain or increase the executive officer's salary. In addition, each executive officer is eligible to receive an annual bonus determined by the Company. As of the date of this Proxy Statement, no decision has been made regarding any increase in annual salary or the granting of any bonus to any of the executive officers.

     The initial annual salaries for the executive officers were set at a level believed to be at the low end of the range of salaries paid to comparable officers of comparable companies. In determining comparable salaries, the Compensation Committee reviewed certain salary surveys, including a survey of the National Association of Real Estate Investment Trusts reporting on salaries in other REITs, as well as salaries of officers of other REITs presented by Company management as being comparable. The intent of the Compensation Committee was to set initial salaries at a level low enough to permit subsequent increases based on executive officer and Company performance that will eventually result in Company salaries generally being similar to those in comparable REITs.

     Given the Company's short history of paying salaries to its executive officers, the Compensation Committee is still formulating the criteria to be used in determining salary increases and bonuses. However, the Compensation Committee generally expects to establish criteria to help the Company achieve its business objectives by: (1) designing performance-based compensation standards that align the interests of management with the interests of shareholders; (2) providing compensation increases and incentive compensation that vary directly with both Company financial performance and individual contributions to that performance by the executive officer; and (3) linking executive officer compensation to elements that affect both short- and long-term Common Share price performance. As appropriate, the Compensation Committee will also consider whether compensation levels are sufficient to attract and retain superior executive officers in a competitive environment.

                                        Leslie A. Grandis
                                        Penelope W. Kyle

PERFORMANCE GRAPH



     The following graph compares the cumulative total shareholder returns, over the periods presented, on the Company's Common Shares, the Standard & Poor's Composite Index of 500 Stocks and the SNL Multi-Family REITs Index (which is an index of 37 other REITs). The periods presented begin on April 18, 1997, the day Common Shares of the Company first began trading on the New York Stock Exchange and end on December 31, 1997, the closing date of the Company's fiscal year. For the period prior to April 18, 1997, the Company's Common Shares had no public trading market.

     The indicated values are based on share price appreciation plus dividends, which are assumed to be reinvested. The historical information set forth below

[GRAPHIC OMITTED]



     Source: SNL Securites L.C.
          Charlottesville, VA

CERTAIN RELATIONSHIPS AND AGREEMENTS

     Effective March 1, 1997, the Company acquired all the assets of Apple Realty Group, Inc. (the sole owner of which was Mr. Knight), including the rights to an acquisition agreement with Apple Residential Income Trust, Inc. ("Apple"). Under the terms of the acquisition agreement, Apple was obligated to pay Apple Realty Group, Inc. a brokerage commission of 2% of the gross purchase price of each property acquisition. The purchase price for the assets was $2 million, paid $350,000 in cash and $1,650,000 in Common Shares (150,000 Common Shares valued at $11 per Common Share). As a result of this acquisition, the Company now provides to Apple the brokerage services described in the acquisition agreement in exchange for the 2% brokerage commission. For the period from March 1, 1997 through December 31, 1997, Apple paid to the Company approximately $1,116,566 under the acquisition agreement.

     Messrs. Zuckerbrod and Taubenfeld are principals in the law firm of Zuckerbrod & Taubenfeld of Cedarhurst, New York, which acted as counsel to the Company in connection with the Company's acquisition of certain of its real properties in 1997 and received legal fees totaling approximately $172,000. This law firm is expected to render additional services to the Company in 1998 and will receive compensation for such services.

     As noted above, under "Compensation Committee Interlocks and Insider Participation," Mr. Grandis, who is a director of the Company, is also a partner in the law firm of McGuire, Woods, Battle & Boothe LLP, which serves as general counsel to the Company and certain of its affiliates and received legal fees for its services. Such representation is expected to continue in 1998. The husband of Penelope W. Kyle, who is a director of the Company, is also a partner in McGuire, Woods, Battle & Boothe LLP.

PROPOSALS

1. PROPOSAL  TO  AMEND  THE   COMPANY'S   AMENDED  AND   RESTATED   ARTICLES  OF
   INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

     This proposal would amend Section 3.1 of the Company's Amended and Restated Articles of Incorporation to, as set forth in Exhibit A, increase the number of the Company's authorized Common Shares from 50 million to 100 million Common Shares. If both this amendment and the amendment described below under "Proposal to Amend the Company's Amended and Restated Articles of Incorporation to Authorize the Company to Issue Preferred Shares," the text of which is set forth in Exhibit B, are approved, Section 3.1 of the Amended and Restated Articles of Incorporation will be amended to read as set forth in Exhibit C.

     PURPOSE AND EFFECT OF AMENDMENT. The proposal is to increase the number of authorized Common Shares of the Company from 50 million to 100 million. This proposal is prompted by the Board of Directors' determination that it is in the best interest of the Company and the holders of its Common Shares to have the capacity and authority to offer and sell additional Common Shares.

     The Board believes that an increase in the number of authorized Common Shares of the Company as contemplated by this amendment to the Amended and Restated Articles of Incorporation would benefit the Company and its shareholders by permitting additional growth in the Company, and giving the Company needed flexibility in its corporate planning and in responding to developments in the Company's business, including financing of additional acquisitions, stock splits or dividends, and other general corporate purposes. Having additional authorized Common Shares available for issuance in the future would give the Company greater flexibility to respond to future developments and allow Common Shares to be issued without the expense and delay of a special shareholders' meeting.

     At present the number of Common Shares remaining available for issuance under the current authorization is limited due to the total number of currently outstanding Common Shares and Common Shares reserved for issuance pursuant to the Company's incentive plans. Pursuant to a Registration Statement declared effective by the Securities and Exchange Commission on January 27, 1998 (the "New Registration Statement"), the Company registered for sale to the public $200,000,000 in Common

Shares, preferred shares and debt securities. The number of Common Shares anticipated to be sold pursuant to the New Registration Statement, the number of currently outstanding Common Shares and the number of Common Shares anticipated to be covered by options issued pursuant to the Company's incentive plans, would exceed the current number of authorized Common Shares of the Company. An increase in the number of authorized Common Shares of the Company would permit the offer and sale of additional Common Shares pursuant to the New Registration Statement.



     Unless otherwise required by applicable law or regulation, the additional Common Shares would be issuable without further authorization by holders of the Common Shares and on such terms and for such consideration as may be determined by the Board.

     VOTE REQUIRED. Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE "APPROVAL" OF THIS
PROPOSAL.

2. PROPOSAL  TO  AMEND  THE   COMPANY'S   AMENDED  AND   RESTATED   ARTICLES  OF
   INCORPORATION TO AUTHORIZE THE COMPANY TO ISSUE PREFERRED SHARES.

     This proposal would amend Section 3.1 of the Company's Amended and Restated Articles of Incorporation to add two additional sentences, as set forth in Exhibit B, that would authorize the Company's issuance of up to 25 million preferred shares. If both this amendment and the amendment described above under "Proposal to Amend the Company's Amended and Restated Articles of Incorporation to Increase the Number of Authorized Common Shares," the text of which is set forth in Exhibit A, are approved, Section 3.1 of the Amended and Restated Articles of Incorporation will be amended to read as set forth in Exhibit C. This proposal also includes making certain conforming changes to Sections 4.1 and 4.2 of the Company's Amended and Restated Articles of Incorporation, as set forth in Exhibit B.

     PURPOSE AND EFFECT OF AMENDMENT. The proposal is to authorize the Company to issue up to 25 million preferred shares. This proposal is prompted by the Board of Directors' determination that it is in the best interest of the Company and the holders of its Common Shares to have the capacity and authority to offer and sell preferred shares.



     The Board believes that authorization to the Company to issue preferred shares as contemplated by this amendment to the Amended and Restated Articles of Incorporation would benefit the Company and its shareholders by permitting flexibility in financing additional growth in the Company, and giving the Company additional financing options in its corporate planning and in responding to developments in the Company's business, including financing of additional acquisitions, and other general corporate purposes. Having authorized preferred shares available for issuance in the future would give the Company the ability to respond to future developments and allow preferred shares to be issued without the expense and delay of a special shareholders' meeting. Many other REITs have the authority to issue, and have in a variety of circumstances issued, preferred shares. Adoption of this amendment to the Company's Amended and Restated Articles of Incorporation would improve the Company's ability to compete in its financing and acquisition activities with these other REITs.

     At present the Board has approved no specific financing or acquisition plans involving the issuance of preferred shares and does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing shares of that series. However, as indicated above, pursuant to the New Registration Statement the Company registered for sale to the public
$200,000,000 in Common Shares, preferred shares and debt securities. No preferred shares are currently authorized by the Amended and Restated Articles of Incorporation. Authorization for the Company to issue preferred shares would permit the offer and sale of preferred shares registered pursuant to the New Registration Statement. However, the Company cannot now predict whether or to what extent, if any, preferred shares will be used or if so used what the characteristics of a particular series may be.

     The conforming changes included in this proposal (which are set forth in Exhibit B) reflect the fact that the voting rights and rights to distributions of the holders of the Common Shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares.

     Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the Common Shares and on such terms and for such consideration as may be determined by the Board. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to certain rights of holders of Common Shares and a series having preferential distribution rights could limit Common Share distributions and reduce the amount holders of Common Shares would otherwise receive on dissolution of the Company.

     VOTE REQUIRED. Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE "APPROVAL" OF THIS
PROPOSAL.

3. PROPOSAL TO AMEND THE COMPANY'S 1992 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN TO EXTEND FOR ONE ADDITIONAL YEAR THE AUTOMATIC GRANTS OF STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS.

     Under the Company's 1992 Non-Employee Directors Stock Option Plan as it now exists, each non-employee director is entitled to receive an automatic grant of stock options on June 1 of each year through 1998. This proposal would extend the grant period through 1999, so that each non-employee director would receive an additional automatic grant, pursuant to the same formula, on June 1, 1999. Specifically, this proposal would amend section 7(a)(iii) of the Company's 1992 Non-Employee Directors Stock Option Plan (the "Directors' Plan") to read as follows:

       (iii) As of each June 1 during the years 1994 through 1999 (inclusive), each Eligible Director shall automatically receive an Option to purchase 0.02% of the total number of shares of Common Stock issued and outstanding on that date.



     PURPOSE AND EFFECT OF AMENDMENT. The Board of Directors proposes to amend the Directors' Plan for one additional year of automatic grants of stock options to non-employee directors. The Compensation Committee, with the assistance of outside consultants, is undertaking a general review of director and officer compensation. Changes to the Directors' Plan are expected to be proposed as a result of this review. The one year extension of the automatic grants under the Directors' Plan is designed to accommodate non-employee directors until this review is completed and any recommended changes to the Directors' Plan are implemented.

     Eligibility   under  the  Directors  Plan  and  other  material  terms  and provisions thereof will remain unchanged.

     VOTE REQUIRED. Assuming a quorum is present, adoption of this amendment requires the affirmative vote of the holders of the Company's Common Shares represented and voting at the Annual Meeting exceeding the vote opposing the action.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE "APPROVAL" OF THIS PROPOSAL.

4.PROPOSAL TO AMEND THE COMPANY'S  BYLAWS TO PERMIT THE COMPANY TO INVEST IN THE
  EQUITY SECURITIES OF A NON-GOVERNMENTAL ISSUER UNDER CERTAIN CIRCUMSTANCES FOR A PERIOD IN EXCESS OF 18 MONTHS.

     Currently, the Company's Bylaws prevent the Company from investing in the equity securities of a non-governmental issuer for a period in excess of 18 months. The proposed amendment would permit such an investment, subject to approval of the Board of Directors. Specifically, this proposal would amend
Article 9.1(i) of the Company's Bylaws to read as follows:

     9.1 Restrictions. Notwithstanding any other provision of the Bylaws, the Company shall not:

          (i) invest in the equity securities of any non-governmental issuer, including other REITs or limited partnerships, for a period in excess of 18 months unless the Board of Directors determines such action to be in furtherance of the investment objectives and policies of the Company;



     PURPOSE AND EFFECT OF AMENDMENT. The Board of Directors proposes to amend the Company's Bylaws to permit the Company to invest in the equity securities of a non-governmental issuer for a period in excess of 18 months if the Board of Directors determines such action to be in furtherance of the investment objectives and policies of the Company. The Board believes that amending the Company's Bylaws to permit the Company under certain circumstances to invest in the equity securities of a non-governmental issuer for a period in excess of 18 months would benefit the Company and its shareholders by giving the Company needed additional flexibility in its investment options. Having the authority to hold equity securities of issuers for a period in excess of 18 months when the Board determines such action to be in furtherance of the investment objectives and policies of the Company would give the Company greater flexibility to respond to market developments and permit the Company, in appropriate circumstances, to acquire and hold profitable securities the ownership of which is currently restricted by the Bylaws. Currently, the Company holds certain shares in Apple Residential Income Trust, Inc. and certain related companies. If this proposed amendment to the Bylaws is not approved, the Company might have to dispose of these investments.



     VOTE REQUIRED. Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company.

     THE  BOARD  OF  DIRECTORS  RECOMMENDS  A VOTE  FOR THE  "APPROVAL"  OF THIS
PROPOSAL.

5. PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO PERMIT THE COMPANY TO ISSUE SECURITIES THAT ARE REDEEMABLE.

     Currently, the Company's Bylaws prevent the Company from issuing securities that are redeemable. The proposed amendment would permit issuance of redeemable securities, subject to approval of the Board of Directors. Specifically, this proposal would amend Article 9.1(g) of the Company's Bylaws to read as follows:

          9.1 Restrictions. Notwithstanding any other provision of the Bylaws, the Company shall not:

              (g) issue securities that are redeemable, unless the Board of Directors determines that the issuance of redeemable securities, such as redeemable preferred shares, is in furtherance of the financing plans and objectives of the Company;



     PURPOSE AND EFFECT OF AMENDMENT. The Board of Directors proposes to amend the Company's Bylaws to permit the Company to issue redeemable securities if the Board of Directors determines that the the issuance of redeemable securities, such as redeemable preferred shares, is in furtherance of the financing plans and objectives of the Company. Like the proposal to amend the Company's Amended and Restated Articles of Incorporation to authorize the issuance of preferred shares (described above under "Proposal to Amend the Company's Amended and Restated Articles of Incorporation to Authorize the Company to Issue Preferred Shares"), this proposal is designed to give the Company greater flexibility in its financing options. In particular, preferred shares often have redemption features, and the adoption of this proposed amendment to the Bylaws will (if the proposal to authorize the issuance of preferred shares is also approved) permit the Company to issue preferred shares with redemption features and will improve the Company's ability to compete in its financing and acquisition activities with other REITs that have the ability to issue redeemable securities.

     VOTE REQUIRED. Adoption of this amendment requires the affirmative vote of the holders of a majority of the outstanding Common Shares of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE "APPROVAL" OF THIS
PROPOSAL.

INDEPENDENT PUBLIC ACCOUNTANT

     The firm of Ernst & Young LLP served as independent auditors for the Company in 1997. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. He will have an opportunity to make a statement if he so desires and will be available to answer appropriate questions from shareholders. The Board of Directors is expected to retain Ernst & Young LLP as the Company's independent auditors for 1998.



SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE



     The following persons failed to file on a timely basis certain reports required by Section 16(a) of the Securities Exchange Act of 1934 during the Company's most recent fiscal year (with the parenthetical numbers indicating, respectively, the number of late reports and the number of transactions that were not filed on a timely basis): Glenn W. Bunting, Jr. (1, 1), Leslie A. Grandis (1,1), Glade M. Knight (2,2), Penelope W. Kyle (1,1), Harry S. Taubenfeld (1, 1), and Martin Zuckerbrod (5, 5).

MATTERS TO BE PRESENTED AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS

     Any qualified shareholder wishing to make a proposal to be acted upon at the Annual Meeting of Shareholders in 1999 must submit such proposal, to be considered by the Company for inclusion in the Proxy Statement, to the Company at its executive office in Richmond, Virginia, no later than December 4, 1998.

OTHER MATTERS

     Management knows of no matters other than those stated above likely to be brought before the Annual Meeting. However, if any matters not now known come before the Annual Meeting, the persons named in the enclosed Proxy are expected to vote the Common Shares represented by such Proxy on such matters in accordance with their best judgment.

     THE COMPANY DEPENDS UPON ALL SHAREHOLDERS PROMPTLY SIGNING AND RETURNING THE ENCLOSED PROXY CARD TO AVOID COSTLY SOLICITATION. YOU CAN SAVE THE COMPANY CONSIDERABLE EXPENSE BY SIGNING AND RETURNING YOUR PROXY CARD IMMEDIATELY.

EXHIBIT A

     3.1 Number and Designation.

       (a) The Corporation shall have authority to issue 100,000,000 Common Shares.


EXHIBIT B

     1. Section 3.1 of the Amended and Restated Articles of Incorporation of the Company will be amended to read as follows:

     3.1 Number and Designation.

       (b) The Corporation shall have authority to issue 25,000,000 preferred shares, without par value. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation, may fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the preferred shares before the issuance of any shares of that series.

     2. In addition to the foregoing:

     (i) Section 4.1 of the Amended and Restated Articles of Incorporation of the Company will be amended to read as follows:

   4.1 Voting Rights. The holders of outstanding Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the Articles of Amendment establishing any series of preferred shares, or (ii) as may be required by law.

     (ii) The second sentence of Section 4.2 of the Amended and Restated Articles of Incorporation of the Company will be amended to read as follows:

   Subject to the rights of the holders of shares, if any, ranking senior to the Common Shares as to dividends or rights in liquidation, dissolution or winding up of the affairs of the Corporation, the holders of outstanding Common Shares shall be entitled to receive, if, when and as declared by the Board of Directors, dividends and distributions of the net assets of the Corporation upon the liquidation, dissolution or winding up of the affairs of the Corporation.


EXHIBIT C

     3.1 Number and Designation.

       (a) The Corporation shall have authority to issue 100,000,000 Common Shares.

       (b) The Corporation shall have authority to issue 25,000,000 preferred shares, without par value. Notwithstanding anything to the contrary in these Articles of Incorporation, the Board of Directors, by adoption of an amendment of these Articles of Incorporation, may fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the Virginia Stock Corporation Act, of any series within the preferred shares before the issuance of any shares of that series.

 PROXY                  CORNERSTONE REALTY INCOME TRUST, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David S. McKenney, Martin B. Richards and James W. C. Canup as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below all the common shares of Cornerstone Realty Income Trust, Inc. held of record by the undersigned on March 23, 1998 at the Annual Meeting of Shareholders to be held on May 5, 1998 or any adjournment thereof.

     The Board of Directors recommends a vote of "FOR" for item 1 and a vote of "APPROVAL" for items 2 through 6, all as described in the Proxy Statement.

  1. ELECTION OF DIRECTORS
      FOR all  nominees  listed  below  [ ]       WITHHOLD AUTHORITY to vote for
      Penelope W. Kyle and Harry S. Taubenfeld      nominee(s)  listed below [ ]



     (INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)



2.   The  Proposal  to amend the  Company's  Amended  and  Restated  Articles of
     Incorporation to increase the number of authorized common shares from 50 million to 100 million, as defined and more fully described in the accompanying Proxy Statement of the Company dated April 3, 1998.

     [ ]  Approval   [ ] Disapproval   [ ] Abstain

3. The Proposal to amend the Company's Amended and Restated Articles of Incorporation to authorize a new class of 25 million preferred shares, as defined and more fully described in the accompanying Proxy Statement of the Company dated April 3, 1998.

         [ ]  Approval   [ ] Disapproval   [ ] Abstain

4. The Proposal to amend the Company's existing 1992 Non-Employee Director Stock Option Plan, as defined and more fully described in the accompanying Proxy Statement of the Company dated April 3, 1998.

         [ ]  Approval   [ ] Disapproval   [ ] Abstain

5. The Proposal to amend the Company's Bylaws to permit the Company under certain circumstances to invest in equity securities of an issuer for a period in excess of 18 months, as defined and more fully described in the accompanying Proxy Statement of the Company dated April 3, 1998.

         [ ] Approval    [ ] Disapproval   [ ] Abstain

             (continued and to be signed and dated on reverse side)

6. The Proposal to amend the Company's Bylaws to permit the Company under certain circumstances to issue securities that are redeemable, as defined and more fully described in the accompanying Proxy Statement of the Company dated April 3, 1998.

         [ ]  Approval   [ ] Disapproval   [ ] Abstain

7. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting to the extent such are matters (i) that the Board of Directors did not know, a reasonable time before the solicitation of proxies, were to be presented at the Annual Meeting, or (ii) that are incident to the conduct of the Annual Meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE AND FOR APPROVAL OF PROPOSALS 2, 3, 4, 5 AND 6.

Please indicate whether you plan to attend the Annual Meeting in person:


 __ Yes __ No



Dated:________________, 1998

                                   ---------------------------------------------
                                                   Print Name


                                   --------------------------------------------
                                                   Signature


                                   --------------------------------------------
                                               Signature if held jointly

                                        Please  print  exact  name(s)  in  which
                                        shares are registered,  and sign exactly
                                        as name appears. When shares are held by
                                        joint  tenants,  both should sign.  When
                                        signing    as    attorney,     executor,
                                        administrator,   trustee  or   guardian,
                                        please  give  full  title as such.  If a
                                        corporation,   please   sign   in   full
                                        corporate  name by  President  or  other
                                        authorized  officer.  If a  partnership,
                                        please  sign  in  partnership   name  by
                                        authorized person.

Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.